Exhibit 99.1 Press release dated November 1, 2007
CytoCore announces its first International Distribution Agreement
CytoCore signs Agreement with M.O.S.S S.r.l. for distribution in Italy
Thursday, November 1, 2007
CHICAGO—(BUSINESS WIRE)—CytoCore, Inc. (OTCBB:CYCR — News) today announced that it has entered into a three year agreement with M.O.S.S. S.r.l. for distribution of the SoftPap Cervical Cell Collector into Italy. M.O.S.S specializes in the distribution and maintenance of medico-surgical devices. M.O.S.S.’s agreement calls for minimum sales of 1mm units the first year, 2mm units the second, 2.5mm units the third year.
CytoCore CEO Robert McCullough Jr. stated “We are very pleased with this agreement. We have received an initial order and expect to ship first SoftPap product to M.O.S.S. by the end of November.”
About M.O.S.S.
M.O.S.S. S.r.l. was founded in 2000 as part of a larger group of medical distribution companies under the direction of Franco Papa. M.O.S.S. is a part of TIMANT, a European wide Service Network for medical equipment. For more information on M.O.S.S. S.r.l., visit their web site: www.MOSS-info.it
About CytoCore Inc.
CytoCore is focused on women’s health. The company develops and manufactures cost-effective medical devices and cancer screening systems which can be used in a laboratory or at the point-of-care to assist in the early detection of cervical, endometrial, and other cancers. The InPath™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the InPath™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Daniel J. McMahon, (847) 221-2876
dmcmahon@cytocoreinc.com
or
BVK
Andrea Kozek, (414) 247-3852
akozek@bvk.com